Exhibit 10.2

Master Research Agreement

This Master Research Agreement, supplemented and otherwise modified from time to time (this “Master Agreement”), effective as of May 1st, 2024 (the “Effective Date”), is made by and between Vita Biotech Research LLC with a principal place of business at 1625 Main St # 202, Houston, TX 77002, USA (the “Company”), and Alpha Research Institute LLC with a principal place of business at 6201 Bonhomme Rd, Suite 435N Houston TX (the “Institution”), (collectively, the “Parties” and each a “Party”).

General information of the Parties Company:

Name: Vita Biotech Research LLC

Street Address: 1625 Main St # 202 City: Houston

State: TX

Zip Code: 77002 Contact: Dante Picazo

Email: dpicazo@msn.com

Office: 214 733 0868

Institution:

Name: Alpha Research Institute

Street Address: 6201 Bonhomme Rd; Suite 435N

City: Houston

State: TX

Zip Code: 77036

Contact: Ugochi Ekeocha

E-mail: uekeocha@alpharesearchinst.com

Phone: (346) 240-2889

Billing

Contact: Ugochi Ekeocha

Phone: (346) Z40-Z889

Email:uekeocha@alpharesearchinst.com

Contract:

Governing Contract Title: Master Research Agreement

Contract effective Date: May 1st, 2024

Contract expiration Date: September 1st, 2024

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RECITALS

WHEREAS, the Institution is practice and site network with the present ability to identify and coordinate relationships with Principal Investigators for the acquisition of human Biospecimens and associated clinical Data;

WHEREAS, the Company is devoted to collecting, storing and sharing Biospecimens annotated with Data, except Protected health information (PHI), for subsequent use by Downstream Researchers in connection with research to improve human health by developing and validating new diagnostics tools and/or new treatments (the “Future Studies”);

WHEREAS, the Company desires to engage the Institution to perform a Research Study to collect Biospecimens and associated Data as set forth in specific IRB approved Protocols and provide them to the Company;

WHEREAS, the Company and the Institution desire to enter into this Master Agreement to provide the terms and conditions upon which the Company may engage the Institution from time-to-time to collect Biospecimens pursuant to the Protocol (“Collection Initiative”), by executing Work Orders by and between the Institution and the Company, specifying the details of the Biospecimens, associated Data, and the related terms and conditions (each, a “Work Order”); and

WHEREAS, the Collection Initiative contemplated herein is anticipated to be of mutual interest and benefit to the Institution and the Company, and further the research, patient care, and educational goals of the Institution.

NOW,THEREFORE, in consideration of the mutual promises, covenants, and agreements contained in this Master Agreement, the Company and the Institution hereby agree as follows:

1.	Generalities

1.1  Scope: Alpha Clinical Research will conduct several clinical trials for VITA Biotech Research LLC with the purpose of collecting and providing medical data to be used in the creation of vitamins, nutraceuticals and all other general medicinal development as long as it is within the legal parameters permitted in Texas (United States), Colombia and other countries determined by one or both Parties.

1.2  Overview: Each clinical trial will be independent and have its own inclusion and exclusion criteria as well as conditions. However, there will be a minimum requirement that needs to be taken into account for each one regardless of the trial.

Inclusion Criteria: To be announced, depending on each trial.

Exclusion Criteria: To be announced, depending on each trial.

1.3  The Company and the Institution intend this Master Agreement to establish the general terms and conditions that will apply to the Collection Initiative and all activities undertaken to perform under Work Orders. The Institution and the Company will separately negotiate a Work Order for each request made by the Company for the Data collected meeting certain specifications provided in a Work Order. The Work Order will incorporate by reference this Master Agreement and will contain all necessary terms to enable the Institution to meet its obligations under this Master Agreement, including, at minimum, a description of the Data to be obtained from the Biospecimens, the template CRF Form to be completed, the name(s) of the relevant Investigators and Subinvestigator(s), Project Specifications for how the Biospecimens are to be stored and transported and the Data provided, the Budget and the Compensation Schedule, and will be executed by the Institution and the Company. Each Work Order will incorporate by reference the terms of this Master Agreement.

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1.4    If any provision of a Work Order is in direct conflict with this Master Agreement so that the provisions of both cannot be given effect, the terms of the Master Agreement shall govern the specific issue; provided, however, if any provision(s) of the specific/particular Protocol differ with the Master Agreement or the Work Order, the provisions of the Protocol shall govern the specific issue. The Parties agree to work in good faith to renegotiate the conflicting terms of the Master Agreement, Work Order, and/or the Protocol to reconcile the various documents.

1.5  Exclusivity: Downstream Researchers will not be provided with any Data that could reasonably be used to re-identify the Subject from whom Biospecimens were obtained. Accordingly, in the event that a Downstream Researcher were to obtain Data from the Company and from other sources, unless the Downstream Researcher performed certain genetic tests, the Downstream Researcher would have no simple means of determining that it had received Data pertaining to the same Subject from two different sources.

The Parties agree and acknowledge that it is important for the statistical integrity of Future Research that reasonable steps be taken to minimize the chances that a Downstream Researcher will inadvertently include Data from the same individual multiple times in a single Future Research Study. Accordingly, during the Term of this Master Agreement, the Institution agrees that it will not provide Data and/or Data produced in performance of a Collection Initiative that exactly matches any collection initiatives described in a Work Order to any other commercial tissue bank or distributor without first notifying the Company. The Company shall have a right of first refusal as to whether it takes possession of such Data before the Institution can provide them to such a commercial tissue bank or distributor. Furthermore, whenever the Company provides Data to Downstream Researchers that were provided by Institution, the Institution will inform the Company, upon request by the Company, whether the Institution has provided Data of the same collection initiative described in that Work Order to the Downstream Researcher within the prior three (3) years and will work with the Company to assure that no Biospecimens are provided to the Company pursuant to a Work Order from an individual from whom Biospecimens were provided previously to the Downstream Researcher

Confidentiality

1.	Confidential Information: Each party acknowledges that during the course of their engagement, they may have access to confidential and proprietary information (“Confidential Information”) of the other party. Confidential Information includes, but is not limited to, trade secrets, business plans, financial information, technical data, know-how, and any other information marked as confidential or which would reasonably be considered confidential under the circumstances.

Confidentiality: Each party agrees to keep confidential and not to disclose or use, directly or indirectly, any Confidential Information except as permitted under this agreement or with the disclosing party’s prior written consent.

Upon termination, the receiving party must return or destroy all conﬁdential information unless legally required to retain it.

Protection: Each party agrees to take reasonable measures to protect the secrecy of and avoid unauthorized disclosure or use of the Confidential Information.

Authorized Personnel: Confidential Information may be disclosed only to those employees, agents, or contractors who have a need to know such information for the purposes of fulfilling obligations under this agreement and who are bound by confidentiality obligations at least as restrictive as those set forth in this agreement.

2.	Intellectual Property:

Ownership: Each party retains all right, title, and interest in and to its own intellectual property, including without limitation any patents, trademarks, copyrights, trade secrets, and other proprietary rights.

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License: To the extent necessary for the performance of their obligations under this agreement, each party grants the other party a limited, non-exclusive, non-transferable license to use its intellectual property solely for the purposes contemplated by this agreement.

2.	Obligations of the Institution

2.1	General.

The Institution is required to have at least one of its physicians serve as the Principal Investigator for each Collection Initiative. There can be one or more Subinvestigators assigned to each Collection Initiative. No physician shall serve as a Principal Investigator or Subinvestigator without the Company’s approval. In addition the Institution will establish the terms under which conﬁdential information will be shared and protected. This includes non-disclosure agreements (NDAs) and conﬁdentiality clauses to ensure proprietary information is safeguarded.

2.1.2.  The Institution shall cause each Principal Investigator and each Subinvestigator to conduct the Collection Initiative in strict adherence to the Protocol.

2.1.3.  The Institution will make the Principal Investigator, and all Subinvestigators, employees, contractors, and agents of the Institution who are to perform any work in connection with the Collection Initiative aware of the obligations contained in this Master Agreement and the applicable Work Order(s), and will bind these individuals to such obligations.

2.1.4 The Institution acknowledges that the Data recollected from Biospecimens is experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation, disposition, and containment of the Biospecimens and the Data. The Institution warrants that its laboratories are properly equipped and certified to handle, use and, to the extent applicable, store the

Biospecimens used for the collection of the Data. The Institution agrees and acknowledges that it is legally responsible for the Data collected from the Biospecimens until the Company takes custody of them or a Downstream Researcher takes custody of them, in accordance with the corresponding Work Order.

2.1.5. The Parties acknowledges that the collection and transfer of Biospecimens and associated Data is a highly sensitive matter, and therefore, the Institution warrants that the Biospecimens have been collected, processed, tracked, stored, de-identified and transported in a manner appropriate to ensure compliance with the ethical regulations and guidelines established by the Declaration of Helsinki (2013), recommendations of The International Society for Biological and Environmental Repositories (ISBER), and with all requirements of an IRB, all applicable international and national (including state and local) laws, rules, regulations, ethical standards, including applicable privacy and patient confidentiality laws (e.g. Health Insurance Portability and Accountability Act (“HIPAA”) that exists where the Institution operates.

2.1.6 Case Report Forms (CRFs). The Principal Investigator and any applicable Subinvestigator or designee will record Data generated during the Collection Initiative on CRFS in a form provided by the Company or in a format that is agreed with the Company. The Principal Investigator or applicable Subinvestigator shall provide completed CRFS to the Company and the Institution as specified in the corresponding Work Order. All CRFs (including any such CRFS contained in any computer data base or computer readable form) generated in the course of conducting the Collection Initiative shall be the property of the Company, which may utilize the CRFS in any way it deems appropriate, subject to and in accordance with Applicable Law and this Master Agreement.

2.1.9  Deviations from Protocol. Except in the case of a medical emergency or otherwise as necessary for Subject safety, neither the Institution, the Principal Investigator nor Subinvestigator will make any changes in, nor deviate from, the Protocol without the Company’s prior written approval and in coordination with the supervising IRB.

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2.1.10  Adverse Events. The Institution will require the Principal Investigator or applicable Subinvestigator to report any adverse events experienced by the Subject as a result of his/her participating in the Collection Initiative to the Institution and the Company within forty-eight (48) hours of learning of such event. All such adverse events shall be recorded on applicable CRFs.

2.1.11  Auditing and Monitoring. The Institution shall cooperate with the Company’s audit and monitoring of the Institution regarding the Data furnished under any Work Order. The Company shall conduct audits and monitoring visits during regular business hours and shall provide a minimum of three (3) business days notice of such audit or monitoring.

For the avoidance of doubt, during the course of any audit or monitoring visit, the Company will have access to PHI as set forth in the Informed Consent Form signed by Subjects.

3.	OBLIGATIONS OF THE COMPANY

3.1  General. The Company agrees to carry out its obligations hereunder in accordance with Applicable Law. The Company agrees to use the Biospecimens and associated Data solely for Research Use. “Research Use” shall refer to any research activity involving the Biospecimens and associated Data not otherwise prohibited under this Master Agreement, including the transfer of the Biospecimens and associated Data to third-party researchers. Company shall not introduce the

Biospecimens or associated Data for autologous transplant, or therapeutic use, in human subjects, or in contravention of any applicable federal, state or local statutes, regulations or ordinances.

3.2  Protocol Development. The Company is solely responsible for developing the Protocol. Notwithstanding the foregoing, nothing shall preclude the Institution, the Principal Investigator, or any Subinvestigator from suggesting modifications to the Protocol that are in the best interest of Subjects or that will enhance the scientific value and/or validity of the Collection Initiative.

3.3  Collection Initiatives. From time to time, the Company may determine that it needs to obtain Biospecimens and associated annotating Data meeting particular specifications in order to provide Biospecimens to Downstream Researcher that has contracted with the Company to conduct or support Research Study. Depending on the particular Collection Initiative, and as detailed in the underlying Work Order, the Institution will ship the Biospecimens to either the Company or a Downstream Researcher, or, alternatively, maintain such Biospecimens onsite at the Institution until the Company provides further instructions. When shipping Biospecimens, the Institution agrees to comply with the transport requirements set forth in the corresponding Work Order and Applicable Law.

4.	PAYMENT TERMS

VITA Biotech Research LLC agrees to pay Alpha Clinical Research the total sum of $50,000 USD per month for the requested and conducted data collection trials.

Term: Payment to be made within 30 days of receipt of the invoice (issued after all patients have been collected).

5.	INVOICING

For each Data Collection Initiative, the Institution shall provide a monthly Invoice to the Company requesting reimbursement. The Invoice must include the following details:

(a)	Company Reference Number

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(b)	Protocol Number

(c)	Institution’s Invoice Number

(d)	Complete description of invoiced charges

All payments are contingent upon acceptance of the Biospecimens and associated Data. Payment, as specified, constitutes full remuneration for the Services rendered, and the Company shall have no further payment obligations under this Agreement. The Parties acknowledge that all fees paid are exclusively for services related to organizing and preparing the Data.

It’s solely the responsibility of the Institution to reimburse time and efforts of Principal Investigator, Sub Investigator(s), and any other personnel enrolled into the Data Collection Initiative.

This statement of Work shall constitute an integral part of the Contract referred to above and shall be interpreted in compliance with its terms.

6. TERMINATION

Term. This Master Agreement will commence on the Effective Date May 1st 2024, and will continue for a period of four (4) months (the “Term”) until September 1st 2024. It will automatically renew for four (4) months renewal terms unless either Party gives the other Party notice of termination at least thirty (30) days prior to the end of the then current initial or renewal term.

IN WITNESS WHEREOF, the Parties have caused this Master Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date:

On behalf of the Company:

Signature: ___________________________

Name: Dante Picazo, CEO

Date: _________________________

On behalf of the Institution:

Signature: ___________________________

Name: Ugochi Ekeocha, Director of Clinical Trials Operations

Date: _________________________

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Glossary

Data: Any and all data, information and results, technical and non-technical and in each case any records thereof regardless of media or format, related to, used in, or produced in performance of the Collection Initiative.

Downstream Researches: Any third party, including but not limited to government agencies, non-profit, and for-profit companies that engage the Company to provide Biospecimens and associated Data.

ICF: Informed Consent Form. The form documenting an individual’s informed and voluntary decision to participate in a Research Study.

IRB: Institutional Review Board.

Work Order: The agreement between the Institution and the Company pursuant to which the Institution conducts a Collective Initiative.

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